Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 2500, 645 - 7TH AVENUE SW CALGARY, ALBERTA T2P 4G8

News Release

Lone Pine Resources Announces Completion of Spin-Off from Forest Oil

CALGARY, ALBERTA, September 30, 2011 — Lone Pine Resources Inc. (NYSE: LPR; TSX: LPR) (“Lone Pine”) today announced that Forest Oil Corporation (NYSE: FST) (“Forest”) has completed its previously announced distribution of 70,000,000 shares of common stock of Lone Pine owned by Forest, representing approximately 82% of the outstanding shares of Lone Pine common stock (the “Distribution”).  Upon the completion of the Distribution, Lone Pine became a stand-alone public company, and the previously announced resignation of H. Craig Clark as a director of Lone Pine and the election of Messrs. Rob Wonnacott and Donald McKenzie as directors of Lone Pine became effective.

The Distribution was made on September 30, 2011, to Forest shareholders of record as of the close of business on September 16, 2011 (the “Record Date”).The Distribution took place in the form of a pro rata common stock dividend to each Forest shareholder of record on the Record Date.  Forest shareholders received 0.61248511 of a share of Lone Pine common stock for every share of Forest common stock held as of the Record Date.

On September 20, 2011, Forest mailed an information statement to its shareholders of record on the Record Date, which included details on the Distribution.  The information statement and answers to frequently asked questions (FAQs) are posted under the Investor Relations tab on Forest’s website at http://www.forestoil.com and Lone Pine’s website at http://www.lonepineresources.com.

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About Lone Pine

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine’s principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories. Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR. For more information about Lone Pine, please visit its website at http://www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000